Certian information has been redacted from this document to protect confidential financial information.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), effective as of January 28, 2022, is entered into by and between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company, with offices at 80 Arkay Drive, Suite 110, Hauppauge, New York 11788 (“NLCS”). and THE TIMOTHY PLAN, a Delaware business trust (the “Client”; and together with NLCS, the “Parties” and each a “Party”), on its own behalf and on behalf of the Timothy Plan Funds listed on Appendix A attached hereto (each a “Fund” and collectively, the “Funds”).

1.	SCOPE OF SERVICES

NLCS shall provide Client with the consulting services (the “Services”) described in the attached Schedule I (the “Services Schedule”). From time to time, the Parties may enter into one or more additional schedules (each a “Schedule”), each of which shall be sequentially numbered (e.g., I, II etc.), and will serve to supplement and/or modify the Services Schedule.

NLCS shall also supply the Client with an Anti-Money Laundering Officer (“AMLO”) who shall perform the Anti-Money Laundering Officer Services as described in the attached Schedule II.

2.	COMPENSATION

In consideration of NLCS’s performance of the Services, Client will compensate NLCS in accordance with the Schedule that corresponds to the relevant Services.

3.	INDEPENDENT CONTRACTOR AND SCOPE OF SERVICES

a.       NLCS shall act as an independent contractor and not as an agent of Client. NLCS shall not hold itself out as an agent of Client.

b.       NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. NLCS will make every reasonable effort to provide the Services in a timely and professional manner; however, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency, and may not be used by Client as the basis for any fraud or other claim by Client. NLCS will not perform management functions or make management decisions for Client. However, NLCS may provide advice, research materials, and recommendations to assist Client’s management in performing its functions and making decisions.

c.       Although NLCS’s work may involve analysis of accounting and/or financial records, at no time will work performed by NLCS be deemed to be an audit of Client or any financial or accounting information in accordance with generally accepted auditing standards or otherwise, nor will any work performed by NLCS consist of a review of the internal controls of Client.

d.       Except to the extent necessary to perform NLCS’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict NLCS’s right, or the right of any of NLCS’s managers, officers or employees who also may be a director, trustee, officer or employee of the Client or a Fund, or who are otherwise affiliated persons of the Client or a Fund, to engage in any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, company, firm, trust, association or individual.

4.	CLIENT SERVICES IN SUPPORT OF SERVICES

Certain documentation, information and assistance will be requested by NLCS during the course of this engagement in order for NLCS to appropriately complete the engagement objectives related to the Services as Client may outline to NLCS. In performing the Services, NLCS will be relying on the accuracy and reliability of data, documents and representations provided to NLCS by Client. If NLCS believes that failure to make reasonably requested information available prohibits NLCS from providing the Services, including reviewing documents, processes, procedures. policies or assessments, or communicating with appropriate persons, in accordance with engagement objectives, NLCS will notify Client. In such event, Client will not hold NLCS responsible and all fees and expenses will be paid to NLCS in accordance with the terms of this engagement.

5.	CONFIDENTIALITY

e.       NLCS and the Client agree that all books, records, information, and data pertaining to the business of the other Party, any Fund, or any Service Provider (as defined below) that is exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that NLCS may release such information to the Board as contemplated by this Agreement and as permitted or required by law or approved in writing by the Client, which approval shall not be unreasonably withheld and may not be withheld where NLCS may be exposed to civil or criminal liability or proceedings for failure to release such information. This provision shall not preclude NLCS from sharing its compliance reports about the Client with other Service Providers to the Client. “Service Provider” shall mean investment advisers, underwriters, administrators, transfer agents, or other service providers of the Client.

f.       Except as provided in the immediately preceding paragraph, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 — 248.30) (“Reg S-P”), NLCS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Client, any Fund, or any Service Provider to any person that is not affiliated with the Client, such Fund, or such Service Provider; provided, however, that, notwithstanding the foregoing, NLCS may disclose such information to an affiliate of NLCS if, but only to the extent, such affiliate has agreed to be bound by the same limits on non-disclosure as set forth herein.

6.	PROPRIETARY INFORMATION

g.       Proprietary Information of NLCS. The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by NLCS on databases under the control and ownership of NLCS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “NLCS Proprietary Information”) of substantial value to NLCS or the third party. The Client agrees to treat all NLCS Proprietary Information as proprietary to NLCS and further agrees that it shall not divulge any NLCS Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by NLCS or as may be duly requested by regulatory authorities.

h.       Proprietary Information of the Client. NLCS acknowledges that all information regarding the Client portfolios, arrangements with brokerage firms, compensation paid to or by the Client, trading strategies and all such related information (collectively, “Client Proprietary Information”) constitute proprietary information of substantial value to the Client. NLCS agrees to treat all Client Proprietary Information as proprietary to the Client and further agrees that it shall not divulge any Client Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by the Client or as may be duly requested by regulatory authorities.

i.        Each Party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6.

7.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

a.       Indemnification of NLCS. Client shall indemnify and hold NLCS harmless from and against any and all losses, damages, costs, charges, reasonable attorneys’ fees, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to actions taken by NLCS in providing the Services: provided, however, that Client shall not be obligated to indemnify NLCS for Losses to the extent a court of competent jurisdiction has, through a non-appealable judgment, determined that such Losses were the result of NLCS’s gross negligence, willful misconduct or reckless disregard of its duties hereunder. In performing the Services, NLCS shall be entitled to rely upon, and may act upon information, records and reports generated by Client, advice of Client, or of counsel for Client and upon statements of Client’s independent accountants and agents, and shall be held harmless for any liability incurred by reason of any action reasonably taken or omitted in good faith reliance on such information, records and reports.

b.       Indemnification of Client. NLCS shall indemnify and hold Client harmless from and against any and all Losses arising out of or attributable to NLCS’s failure to comply with the terms of this Agreement; provided, however, that NLCS’s liability for damages relating to NLCS’s performance under this Agreement, including penalties and interest, and regardless of the form of claim or action, whether in contract, tort, strict liability or otherwise, shall be limited to the lesser of (i) actual Losses incurred or (b) the amount of the fees paid for the specific service from which the claimed Losses arose.

c.       Reliance. Except to the extent that NLCS may be liable pursuant to this Section 7, NLCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

i.   Advice of the Client or of counsel to the Client:

ii.  Any written instruction or certified copy of any resolution of the board of trustees of the Client (the “Board”), and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by NLCS to be genuine and to have been signed or presented to the Client or other proper party or parties; or

iii. Reasonable actions taken by NLCS based on information provided by Service Providers.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine.

d.       Errors of Others. NLCS shall not be liable for the errors of other Service Providers to the Client or for errors in information provided by an investment adviser or custodian to the Client.

8.	EFFECTIVE DATE, TERM AND TERMINATION

a.       Effective Date and Term. This Agreement shall become effective on the date first above written and shall continue until no Schedules are in effect unless otherwise terminated earlier in accordance with this Agreement.

b.       Termination for Breach. This Agreement may be terminated upon written notice of a material breach, provided that a Party shall have thirty (30) days to remedy a material breach. If the Party attempting to cure any claimed material breach is unable to do so within the allotted thirty (30) day cure period, the Parties agree to submit to arbitration in accordance with Section 9(g) of this Agreement.

c.       Insolvency. NLCS may terminate this Agreement immediately and without notice upon: (I) the issuance by any federal, state or local regulatory or administrative body of any administrative or regulatory sanction or penalty against the Client, (ii) a petition in bankruptcy is filed by or against the Client, (iii) if the Client has made an assignment for the benefit of creditors, (iv) if the Client has voluntarily or involuntarily been adjudicated as bankrupt, (v) or if a petition is filed for the reorganization of the Client

d.       Fees Resulting from Termination. Upon termination of this Agreement, NLCS shall have no further obligation to provide services to Client, and all amounts then owing from Client to NLCS under this Agreement, whether in the form of fees, expense reimbursements, or otherwise, shall be immediately due and payable to NLCS. If either Party terminates the Agreement or any Schedule, (a) Client agrees to pay NLCS for all Services completed as of the date the Agreement or Schedule is terminated, as applicable, and (b) NLCS agrees to refund to Client a pro-rata share of the fees paid by Client to NLCS for Services not completed by NLCS as of the date the Agreement or Schedule is terminated, as applicable.

e.       Cooperation Following Termination. In the event of termination of this Agreement or any Schedule, NLCS agrees that it will cooperate to facilitate the smooth transition of services to an alternate or successor service provider, and to minimize disruption to Client, provided, however, NLCS shall be compensated for any reasonable labor charges and/or cash disbursements incurred and/or made in connection with NLCS’s activities in facilitating any transition of services and/or records, documents or data to a successor service provider.

f.       The provisions of Sections 2, 5, 6 7, 8(f), and 9 shall survive any termination of this Agreement.

9.	MISCELLANEOUS

a.       Amendments. No provision of this Agreement, including, without limitation, any Schedule to this Agreement, may be amended or modified in any manner except by a writing executed by both Parties.

b.       Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the state of New York.

c.       Entire Agreement. This Agreement and its corresponding Schedules, as amended from time to time in accordance with Section 9(a), constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. If this Agreement conflicts with any Schedule, the terms of the Schedule govern.

d.       Counterparts. E-delivery. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A manually signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

e.       Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

f.       Force Majeure. Neither Party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

g.	Arbitration.

1.	Exclusive Dispute Resolution. Any dispute, controversy, proceeding or claim arising out of or relating to: (a) this Agreement or the subject matter hereof, (b) the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope or applicability of this Agreement to arbitrate, or (c) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise (collectively, a “Dispute”) may only be resolved by arbitration as provided in this Section. No Party hereto shall commence any litigation with respect to a Dispute except as expressly set forth in this Section 9(g).

2.	Arbitration. To resolve a Dispute, any Party hereto may commence an arbitration to be administered by the American Arbitration Association pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitration shall be conducted before a single arbitrator, in Omaha, Nebraska, selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association In the event of a conflict between the rules of the selected arbitration firm and this Agreement, the terms of this Agreement shall govern. The decision of the arbitrator shall be final, binding on the parties hereto, and not subject to further review.

3.	Prevailing Party Fees. In any arbitration of a Dispute, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the arbitrator determines a Party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. In the event that litigation is commenced to enforce an arbitration award, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs whether or not such action proceeds to judgment.

4.	Enforcement. This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Judgment upon any award rendered by the arbitrator may be entered in a Designated Court.

h.       Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

i.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth business day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first business day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a business day, and otherwise on the next business day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one business day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a Party may designate from time to time by notice in accordance with this Section.

To Client:	To NLCS:

The Timothy Plan	Northern Lights Compliance Services, LLC
Attn: Arthur D. Ally	Attn: Legal Department
1055 Maitland Center Commons Maitland, Florida 32751	4221 North 203rd Street, Suite 100 Elkhorn, NE 68022
Email: artally@timothyplan.com	legal@ultimusfundsolutions.com

j.       Non-Solicitation. Client acknowledges that (1) NLCS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) NLCS’s business is highly competitive and is marketed throughout the United States, and (3) if Client were to hire any NLCS employees who are involved in the provision of the Services under this Agreement then NLCS may suffer lost sales and other opportunities and would incur substantial expense in hiring and training replacement(s) for those employees. Accordingly, Client agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of NLCS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both Parties. In the event that this provision is breached by Client, Client agrees to pay damages to NLCS in the amount of two times the current annual salary (including any bonus) of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

k.       Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the Party indicated and that their signature will bind the Party indicated to the terms hereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

THE TIMOTHY PLAN, on its own behalf and on behalf of the Funds listed on Appendix A attached hereto		NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:		By:
Name:	Arthur Ally	Name:	Brian Privor
Title:	President	Title:	President

Appendix A

The Timothy Plan Funds

TIMOTHY PLAN AGGRESSIVE GROWTH FUND
TIMOTHY PLAN INTERNATIONAL FUND
TIMOTHY PLAN LARGE/MID CAP GROWTH FUND
TIMOTHY PLAN SMALL CAP VALUE FUND
TIMOTHY PLAN LARGE/MID CAP VALUE FUND
TIMOTHY PLAN FIXED INCOME FUND
TIMOTHY PLAN HIGH YIELD BOND FUND
TIMOTHY PLAN ISRAEL COMMON VALUES FUND
TIMOTHY PLAN DEFENSIVE STRATEGIES FUND
TIMOTHY PLAN STRATEGIC GROWTH FUND
TIMOTHY PLAN CONSERVATIVE GROWTH FUND
TIMOTHY PLAN GROWTH & INCOME FUND

TIMOTHY PLAN STRATEGIC GROWTH PORTFOLIO VARIABLE SERIES
TIMOTHY PLAN CONSERVATIVE GROWTH PORTFOLIO VARIABLE SERIES

Appendix A

SCHEDULE I

SCOPE OF SERVICES

This Schedule I (“Schedule I”) is part of the Consulting Agreement effective January 28, 2022 (the “Agreement”) by and between Northern Lights Compliance Services (“NLCS”) and The Timothy Plan (“Client”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

A. Scope of Services

NLCS and Client agree that NLCS shall provide the regulatory and compliance services for the benefit of Client described below. This Schedule I shall become effective on the date first above written and shall continue in effect for a period of two (2) years (the “Initial Term”). This Schedule I shall automatically continue for successive one-year periods (each, a “Renewal Term”) if neither Party provides the other Party notice of termination at least sixty (60) days prior to the end of the Initial Term, or Renewal Term, as applicable. This Schedule I may be terminated upon written notice of a material breach, provided that a Party shall have thirty (30) days to remedy a material breach. If the Party attempting to cure any claimed material breach is unable to do so within the allotted thirty (30) day cure period, the Parties agree to submit to arbitration in accordance with Section 9(g) of the Agreement.

1.	Liquidity Program Administrative (“LPA”) Services

NLCS will provide Client with LPA services as follows:

A.	Implementation

1.	Review Rule 22e-4 (“Liquidity Rule”) requirements (and changes thereto or updated guidance and best practices, on an annual basis or as necessary) and design a program to implement the liquidity risk management program (“LRMP”); participate in various meetings with each Fund’s current administrator (currently Gemini Fund Services, LLC (“Administrator”)) to discuss implementation; prepare timelines and project plans; organize roundtable with shared trust counsels and discuss policy coordination; hire additional professional staff.

2.	Communicate with investment advisers/sub-advisers and other third parties to assess awareness and preparedness for the LRMP.

3.	Prepare and conduct a survey of investment advisers to provide an initial liquidity assessment; determine risk areas and follow up with investment advisers.

4.	Work with Administrator to develop procedures for monitoring imported data.

5.	Design quarterly (not statutory) Board reporting, and select data inputs.

6.	Design annual written Board report.

7.	Work with Fund and independent counsel to draft, refine and implement the written LRMP procedures for Client.

8.	Use reasonable efforts to ensure investment advisers and other Service Providers adopt formal written procedures; work with each investment adviser to customize adviser procedures and ensure consistency with Client procedures.

9.	Prepare new LRMP questions for investment adviser quarterly compliance questionnaire.

10.	Develop processes to monitor for material changes in liquidity classification/highly liquid investment minimum (HLIM).

11.	Develop special procedures for ETFs where needed.

B. Ongoing Services

1.	Oversee LRMP and all Service Providers’ related activities and contributions; serve as liaison for investment adviser reporting and coordinate the same with Administrator.

2.	Serve as chair of LPA committee meetings and meet periodically, as required; assess. manage, and review liquidity risk; draft minutes; keep official records.

3.	Monitor liquidity levels and facilitate the filings of Form N-LIQUID by a Fund officer, next business day or otherwise as required.

4.	Review liquidity bucketing classifications and 15% threshold at least monthly (more frequently, if needed).

5.	Review Administrator metrics on N-PORT filings and any Form N-LIQUID filings.

6.	Review HLIMs:

a.	Exclude certain Segregated Assets (as defined in the Rule) from HLIM calculation;

b.	Funds > 50% highly liquid do not need an HLIM, but monitor for changes;

c.	Address shortfalls.

7.	Report to the Board quarterly (or as needed), providing LPA committee meeting minutes and other data.

8.	Provide an annual written report to the Board. including:

a.	Operation of each Fund’s HLIM over the past year, if applicable;

b.	Occurrences throughout the year when a Fund exceeds the 15% limit;

c.	Material changes to the program (Board approval not required); and

d.	Occurrences throughout the year when the LPA met to arbitrate liquidity scoring disagreements (and associated LPA committee meeting minutes).

9.	Collect certifications from investment advisers/investment sub-advisers in connection with N-PORT filings.

10.	Monitor Client and Service Providers’ compliance with Client procedures relating to the LRMP; review responses to quarterly questionnaires and discuss LRMP on quarterly calls.

11.	Perform forensic testing regarding LRMP program during annual compliance site visits to Service Providers.

12.	Participate in due diligence site visits to Service Providers such as ICE and Confluence.

13.	Review SEC filings on Form N-PORT for timeliness and on Form N-SAR for liquidity disclosure.

Each Service Provider is responsible for proper developments and implementation of its policies and procedures. Although NLCS may perform a review of each Service Provider’s policies, procedures and standard business practices, NLCS is not responsible and cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

B. Fees and Expenses

Client agrees to pay the Service Fee detailed below and to reimburse NLCS for Out of Pocket Expenses incurred by NLCS in connection with providing the Services.

NLCS will invoice Client for all annualized fees and out-of-pocket expenses owing to NLCS under the terms of the Agreement on a quarterly basis in advance. Each NLCS invoice shall include the amount due and a brief description of the services rendered. The payment of all fees and the reimbursement of all Out of Pocket Expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue. at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date. If Client disputes an amount due under an invoice. Client must communicate such disagreement to NLCS in writing before the Due Date. In the event an invoice remains unpaid, NLCS reserves the right to suspend providing Services until full payment is remitted.

2.     Out of Pocket Expenses. NLCS also shall be entitled to reimbursement for all reasonable expenses and costs (“Out of Pocket Expenses”) incurred by NLCS in connection with performing the Services, including, without limitation, expenses related to:

●	Travel (e.g., airfare, train tickets, and car rental) lodging, and meals;

●	Telephone calls; and

●	Photocopying and binding, and shipping of compliance materials.

Out of Pocket Expenses will be included and separately detailed, to the extent possible, in the Service Fee invoice(s).]

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IN WITNESS WHEREOF, the Parties hereto have executed this Schedule I to the Agreement effective as of January 28, 2022.

THE TIMOTHY PLAN, on its own behalf and on behalf of the Funds listed on Appendix A attached hereto	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:		By:
Name:	Arthur Ally	Name:	Brian Privor
Title:	President	Title:	President

SCHEDULE II

ANTI-MONEY LAUNDERING SERVICES

This Schedule II (“Schedule II”) is part of the Consulting Agreement effective January 28, 2022 (the “Agreement”) by and between Northern Lights Compliance Services (“NLCS”) and The Timothy Plan (“Client”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

A. Scope of Services

NLCS and Client agree that NLCS shall provide the Client with an Anti-Money Laundering Officer (“AMLO”) who shall perform the Anti-Money Laundering Officer Services as described below. This Schedule II shall become effective on the date first above written and shall continue in effect for a period of two (2) years (the “Initial Term”). This Schedule II shall automatically continue for successive one-year periods (each, a “Renewal Term”) if neither Party provides the other Party notice of termination at least sixty (60) days prior to the end of the Initial Term, or Renewal Term, as applicable. This Schedule II may be terminated upon written notice of a material breach, provided that a Party shall have thirty (30) days to remedy a material breach. If the Party attempting to cure any claimed material breach is unable to do so within the allotted thirty (30) day cure period, the Parties agree to submit to arbitration in accordance with Section 9(g) of the Agreement.

1)  Appointment of Anti-Money Laundering Officer. NLCS will provide the services of a compliance officer, who shall be appointed by the Board as the Anti-Money Laundering Officer (the “AMLO”) for the Client and each Fund. The AMLO will have overall responsibility for administering and overseeing compliance with the Client’s anti-money laundering (“AML”) program.

2)  AML Compliance. As part of the AML program, the AMLO shall, among other things:

a)	Assist the Client in identifying its AML vulnerabilities and identify the risk factors relating to the AML requirements;

b)	Review the adequacy of the Client’s AML program and the effectiveness of its implementation and, as necessary, make recommendations regarding updating the Client’s AML program to accommodate changes in regulatory requirements and the Client’s business;

c)	Provide ongoing AML training for appropriate persons;

d)	Perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating, exceptions, and making inquiries of Client personnel and relevant Service Providers;

e)	Arrange for independent testing of the Funds’ AML programs;

f)	Monitor and review AML responsibilities that have been delegated to Service Providers;

g)	Conduct on-site visits of appropriate Service Providers as necessary;

h)	Oversee (to the extent not delegated to Service Providers) suspicious activity reporting (on form SAR-SF);

i)	Assist Client personnel in responding to Section 314(a) information requests; and

j)	Report to the Board.

Notwithstanding the indemnification provisions of the Agreement, to the extent that the AMLO incurs any liability in connection with the performance of the services set forth in this Schedule II (or any omission with respect thereto), he or she will be covered under the Directors and Officers Errors and Omissions insurance policy of the Client, in accordance with the terms therein and all deductibles applicable to such policy shall be covered by the Client.

3) Representations and Warranties.

a)	Representations and Warranties of NLCS. NLCS represents and warrants that:

i.	It has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the AMLO in the performance of his or her duties and obligations under this Agreement;

ii.	It shall make available a person who is competent and knowledgeable regarding the Federal Securities Laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his or her duties to the Client, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

iii.	It shall compensate the AMLO fairly, subject to the Board’s right under any applicable regulations (e.g., Rule 38a-I under the Investment Company Act) to approve the designation, termination and level of compensation of the AMLO. In addition, it shall not retaliate against the AMLO should the AMLO inform the Board of a compliance failure or take aggressive action to ensure compliance with the Federal Securities Laws by the Client or a Service Provider;

iv.	It shall report to the Board promptly if it learns of AMLO malfeasance or in the event the AMLO is terminated as an AMLO, as the case may be, by another investment company or if the AMLO is terminated by NLCS; and

v.	It shall report to the Board if at any time the AMLO is subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the Investment Company Act.

b)	Representations and Warranties of the Client. The Client represents and warrants that:

i.	The AMLO shall be covered by the Client’s Directors and Officers/Errors and Omissions Policy; and

ii.	The AMLO is a named officer in the Client’s corporate resolutions and. though not specifically named in the Client’s Organizational Documents, subject to their provisions regarding indemnification of its officers.

4)   Removal of AMLO. The Board retains the right and authority to remove the AMLO designated by NLCS at any time, with or without cause, without payment of any penalty. If the Board dismisses the AMLO, NLCS may present alternative AMLO candidate(s) for Board consideration and approval to continue the services set forth in this Schedule II.

If NLCS wishes to dismiss the AMLO under the terms of NLCS’s arrangement with such person, or if such person resigns from NLCS, NLCS will present its plan of action to the Board prior to taking such action. Under such circumstances, NLCS may, at the Board’s discretion, offer to present a candidate to the Board that would work through NLCS.

5)   Consent to Examination. In connection with the AML program administered by NLCS, NLCS hereby consents to federal regulators’ examination of information and records retained by NLCS to the extent such information and records relate to the AML program and to federal regulators’ inspection of NLCS for purposes of the AML program.

B. Fees and Expenses

Client agrees to pay the Service Fee detailed below and to reimburse NLCS for Out of Pocket Expenses incurred by NLCS in connection with providing the Services.

NLCS will invoice Client for all annualized fees and out-of-pocket expenses owing to NLCS under the terms of the Agreement on a quarterly basis in advance. Each NLCS invoice shall include the amount due and a brief description of the services rendered. The payment of all fees and the reimbursement of all Out of Pocket Expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date. If Client disputes an amount due under an invoice, Client must communicate such disagreement to NLCS in writing before the Due Date. In the event an invoice remains unpaid, NLCS reserves the right to suspend providing Services until full payment is remitted.

2.  Out of Pocket Expenses. NLCS also shall be entitled to reimbursement for all reasonable expenses and costs (“Out of Pocket Expenses”) incurred by NLCS in connection with performing the Services, including, without limitation, expenses related to:

●	Travel (e.g., airfare, train tickets, and car rental) lodging, and meals;

●	Telephone calls; and

●	Photocopying and binding, and shipping of compliance materials.

Out of Pocket Expenses will be included and separately detailed, to the extent possible, in the Service Fee invoice(s).]

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IN WITNESS WHEREOF, the Parties hereto have executed this Schedule II to the Agreement effective as of January 28, 2022.

THE TIMOTHY PLAN, on its own behalf and on behalf of the Funds listed on Appendix A attached hereto	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:		By:
Name:	Arthur Ally	Name:	Brian Privor
Title:	President	Title:	President